          MERCARI COMMUNICATIONS GROUP, LTD.

2525 East Cedar Avenue Denver, CO 80209	L. Michael Underwood, President John P. Kanouff, Secretary/Treasurer

February 25, 2008

Dear Shareholder:

          According to the records of Mercari Communications Group, Ltd. (“Company”), you are a shareholder of the Company. The Company was organized during 1987 and engaged in the business of providing educational products, counseling, seminar programs, and publications such as newsletters to adults aged 30 to 55. The Company financed its business by selling securities to its founders in February of 1988; with a private placement of securities during about May of 1988; and with a registered public offering of securities during September of 1988 and April of 1989. The Company retained a securities broker dealer, Kober Financial Corp., in connection with some of these financing activities. The Company’s business was not successful, and it ceased all operations during early 1990. The Company was dormant until 2001 when it was activated by a group of three investors who caused the Company to begin filing reports with the Securities and Exchange Commission and to engage in a shareholder approved reverse stock split (one new share for 900 old shares) during 2004. Shareholders (or their brokers) should submit their presplit stock certificates to the Company’s transfer agent for reissue to reflect this reverse stock split. During 2007, the current officers and directors of the Company acquired control of the Company and have contributed working capital to the Company. The Company is not currently actively engaged in any business. The Company is seeking merger or acquisition candidates.

          The Company’s shares have recently been cleared for quotation on the OTC Bulletin Board and the Pink Sheets (Symbol MRCC) as a result of the efforts of the securities broker dealer identified below. The purpose of this letter is to inform the Company’s shareholders that they may contact the following broker dealer (or any other broker dealer) and open an account with such broker dealer if they have any interest in engaging in a transaction in shares of the Company.

Mr. Stan Covey 208 667 7472	Pennaluna & Company 421 Sherman Avenue Coeur d’Alene, ID 83814

          The Company’s transfer agent is Computershare Services; 350 Indiana Street, Suite 800; Golden, CO 80401; 303 262 0600.

/s/ John P. Kanouff John P. Kanouff Secretary/Treasurer	/s/ L. Michael Underwood L. Michael Underwood President